Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: Eric Amig
February 13, 2012	(212) 441-6807
Brian Finnegan
(212) 441-6877

FEDERAL HOME LOAN BANK OF NEW YORK

ANNOUNCES FOURTH QUARTER AND FULL-YEAR 2011

OPERATING HIGHLIGHTS

New York, NY – The Federal Home Loan Bank of New York (the “Bank”) today released its unaudited financial highlights for the quarter and year ended December 31, 2011.

In the fourth quarter of 2011, the Bank earned $84.5 million in net income, a decrease of $1.9 million, or 2.2 percent, from net income of $86.4 million for the fourth quarter of 2010. The Bank’s net income for 2011 was $244.5 million, a decrease of $31.0 million, or 11.2 percent, from net income of $275.5 million for 2010.

“The Federal Home Loan Bank of New York had a solid 2011 as the Bank and our members continued to navigate through challenging markets to lay the groundwork for our nation’s economic recovery,” said Alfred A. DelliBovi, President and CEO of the Bank. “Amid prolonged volatility in both the global and domestic economies, the Home Loan Bank has remained a reliable and accessible source of funding for our members and the communities they serve. We have continued to provide a reasonable dividend to our members and fulfill the mission of our cooperative. Our region’s strong community banks continue to make the responsible and suitable loans that will build our nation’s recovery from the local level, and we are proud to partner with them to strengthen cities and towns across New Jersey, New York, Puerto Rico and the U.S. Virgin Islands.”

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As of December 31, 2011, total assets were $97.7 billion, a decrease of $2.5 billion, or 2.5 percent, from total assets of $100.2 billion as of December 31, 2010. The decrease in total assets was the result of a decline in advances during the period. As of December 31, 2011, advances were $70.9 billion, a decrease of $10.3 billion, or 12.7 percent, from $81.2 billion as of December 31, 2010. This decrease in member demand for advances was driven by economic factors such as continued growth in members’ deposit bases and the availability of other liquidity options.

As of December 31, 2011, total capital was $5.0 billion, a decrease of $98 million, or 1.9 percent, from $5.1 billion as of December 31, 2010. The Bank’s unrestricted retained earnings increased during 2011 by $10 million to $722 million as of December 31, 2011. At December 31, 2011, the Bank met its regulatory capital-to-assets ratios and liquidity requirements.

The Bank set aside $27.4 million for the Affordable Housing Program for the year ended December 31, 2011, a decrease of $3.7 million, or 11.6 percent, from $31.1 million for the year ended December 31, 2010.

The Bank will publish its 2011 audited financial results in its Form 10-K filing with the Securities and Exchange Commission, which is expected to be filed by March 30, 2012.

About the Federal Home Loan Bank of New York

The Federal Home Loan Bank of New York is a Congressionally chartered, wholesale Bank. It is part of the Federal Home Loan Bank System, a national wholesale banking network of 12 regional, stockholder-owned banks. The FHLB of New York currently serves over 330 financial institutions in New Jersey, New York, Puerto Rico, and the U.S. Virgin Islands. The mission of the Federal Home Loan Banks is to support the efforts of local members to help provide financing for America’s homebuyers.

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Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This report contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations on these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.